UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934
May 31, 2007

Date of Report: (Date of earliest event reported)
CA, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-9247	13-2857434

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One CA Plaza, Islandia, New York	11749

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (631) 342-6000
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry of a Material Definitive Agreement
Item 9.01 Financial Statements and Exhibits
SIGNATURES
EX-10.1: EMPLOYMENT AGREEMENT

Item 1.01	Entry of a Material Definitive Agreement.
On May 31, 2007, CA, Inc. (the “Company”) entered into a new employment agreement (the “Agreement”) with Michael Christenson, the Company’s Chief Operating Officer. The Agreement covers Mr. Christenson’s employment for a three-year period commencing on May 31, 2007, and thereafter will renew annually unless written notice is provided otherwise. Mr. Christenson’s employment may be terminated earlier in accordance with the Agreement.
Pursuant to the Agreement, Mr. Christenson’s annual base salary is $800,000 (payable in cash). With respect to the fiscal year beginning April 1, 2007, management will recommend that Mr. Christenson be eligible to receive (i) a target annual cash bonus of $800,000 and (ii) a target long-term performance bonus of $2,000,000, subject to the terms and conditions of the Company’s annual and long-term performance bonus programs, respectively. In addition, the Company granted Mr. Christenson an award of 140,000 restricted shares of the Company’s common stock as of May 31, 2007, which will vest on the second anniversary of the grant date if Mr. Christenson remains employed through such anniversary.
If Mr. Christenson resigns for “good reason” or is terminated by the Company other than for “cause” (each as defined in the Agreement), he will be entitled generally to receive a lump sum cash payment equal to the sum of his base salary and a pro-rated portion of his target annual bonus (based on the number of days employed during the performance period), subject to executing the Company’s then standard form of release.
The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to such Agreement (including any schedules and exhibits thereto), a copy of which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits.
Exhibit 10.1	Employment Agreement, effective as of May 31, 2007, between CA, Inc. and Michael Christenson.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CA, Inc.
Dated: June 4, 2007	By:	/s/ Amy Fliegelman Olli
Amy Fliegelman Olli
Executive Vice President and General Counsel